UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009

310 HOLDINGS, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada		20-4924000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4536 Portage Road, Niagara Fall, Ontario Canada	L2E6A8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(289) 668-7222

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 25, 2009, 310 Holdings, Inc., (the “Company”) entered into an asset purchase agreement (the “Agreement”) to purchase and assume certain assets of John Bordynuik, Inc. (“JBI”), a Delaware corporation.  This is an arms-length agreement between the Company and JBI by President and CEO John Bordynuik, who is the majority shareholder in both 310 Holdings and John Bordynuik Inc.

Under the terms of the Agreement, the Company will issue 809,593 shares of common stock, par value $0.001 per share (the “Common Stock”) in consideration for the assets of JBI.  The closing of the Agreement is expected to occur on or about July 15, 2009.

The Company will be able to use the hardware to immediately service existing clients of JBI which includes processing tapes from NASA. This Agreement will allow the Company to read tapes to realize the revenue of migrating data of customers’ tapes at a flat rate and then recycle the old tapes by using our Plastic2Oil processor. As we are currently paid by clients to recycle these tapes, this will effectively cause a negative feedstock cost into our Plastic2Oil processor. These old tapes weigh approximately 2 kg each with their plastic cover, and we believe we will be able to produce 2 liters of fuel from every recycled tape. Through this acquisition, the Company will have approximately 50 tons of tapes to read, to migrate the data and to recycle in its Plastic2Oil processor, 20 tons immediately.

Item 9.01 Financial Statement And Exhibit.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1 Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

310 HOLDINGS, INC.

Dated: June 26, 2009	By:	/s/ John Bordynuik
Name: John Bordynuik
Title: Chief Executive Officer